EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated May 7, 2021 (July 26, 2021, as to the effects of the reverse stock split as described in Note 17), relating to the financial statements of Omega Therapeutics, Inc. included in Registration Statement No. 333-257794 on Form S-1 of Omega Therapeutics, Inc.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

August 2, 2021